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                                                                 Exhibit 3.2

           Certificate of Amendment to Articles of Incorporation
                      For Profit Nevada Corporations

        (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock
                          -Remit in Duplicate-

1.   Name of corporation:     GLOBAL MEDIA CORP.

2. The Articles have been amended as follows (provide article numbers if available)


                               ARTICLE FOUR

     The members of the governing board shall be styled Directors. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

                               ARTICLE SIX

     The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares of Common Stock at $0.001 par value and 100,000,000 shares of Preferred Stock. The common stock shall carry full voting power and the common stock shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive. The preferred stock may be issued in different series, the rights and preferences thereof shall be determined by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 10,272,216. The holder of a total of 14,100,000 shares consented to the Amendments.

4.   Signatures:


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  /s/ Michael Metcalfe                     /s/ James Porter
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Michael Metcalfe, President             James Porter, Assistant
                                        Secretary


State of: ________________
County of: _______________

This instrument was acknowledged before me on June 30, 1999, by Michael Metcalfe and James Porter, known or proved to be the persons executing the above instrument.

  /s/
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Notary Public